Exhibit 99.1

CytoDyn Inc. Appoints Bruce Montgomery, M.D.

to its Board of Directors

FOR IMMEDIATE RELEASE October 3, 2013	Media and IR Contact: McBee|Gibraltar John Procter 202-465-7786

Portland, Oregon, October 3, 2013 — CytoDyn Inc. (“CytoDyn”) (OTC QB: CYDY), a biotechnology company focused on the development of new therapies for combating infection with immune deficiency viruses, today announced that A. Bruce Montgomery, M.D. has been appointed to the board of directors effective September 27, 2013.

Dr. Montgomery is a prominent biotech entrepreneur with an extensive background in product development and clinical studies, currently holding the position of Chief Executive Officer of Cardeas Pharma Corporation. Before joining Cardeas Pharma Corporation in 2010, Dr. Montgomery founded and was the Chief Executive Officer of Corus Pharma, Inc., a development stage pharmaceutical company, from 2001 until 2006. In 2006, Gilead acquired Corus Pharma, Inc., and Dr. Montgomery continued at Gilead, serving as Senior Vice President, Respiratory Therapeutics, from 2006 until 2010. Additionally, he previously held positions in clinical development with PathoGenesis Corporation and Genentech.

Dr. Montgomery is a board member of Alder Biotherapeutics and a Trustee for the Washington State Life Sciences Discovery Fund. He has previously served on the boards of ZymoGenetics, Inc., Pacific Science Center, and the Washington State Biotechnology BioMedical Association. Dr. Montgomery received a B.S. degree in chemistry and his M.D. from the University of Washington, and completed his residency in Internal Medicine at the University of Washington and fellowships at the University of Washington and the University of California, San Francisco.

“The Company welcomes Dr. Montgomery to our board of directors,” said Nader Pourhassan, CytoDyn’s President and CEO. “His extensive pharmaceutical research, development and patent experience, as well as his skills in fundraising and entrepreneurship, will help propel CytoDyn in future endeavors.”

“I am excited to play a role in CytoDyn’s development as the Company continues forward in a very exciting direction,” Dr. Montgomery commented.

The Company

CytoDyn is a biotechnology company focused on developing subcutaneously delivered humanized cell-specific monoclonal antibodies (mAbs) as entry inhibitors for the treatment and prevention of HIV. The Company has one of the leading mAbs under development for HIV infection, PRO 140, which is a Late Stage II humanized mAb with demonstrated antiviral activity in man. PRO 140 blocks the Human Immunodeficiency Virus (HIV) co-receptor CCR5 and clinical trial results indicate that it does not affect the normal function of the cell. Results from Phase I and Phase IIa human clinical trials have shown that PRO 140 can significantly reduce viral burden in people infected with HIV. CytoDyn intends to continue to develop PRO 140 as a therapeutic anti-viral agent in persons infected with HIV. For more information on the Company, please visit www.cytodyn.com.

Forward-Looking Statements

This press release includes forward-looking statements and forward-looking information within the meaning of United States securities laws. These statements and information represent CytoDyn’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many beyond CytoDyn’s control. These factors could cause actual results to differ materially from such forward-looking statements or information. The words “believe,” “estimate,” “expect,” “intend,” “attempt,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made.

CytoDyn disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements or forward-looking information. While it is impossible to identify or predict all such matters, these differences may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; future clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, fail to gain sufficient market acceptance to justify development and commercialization costs; competing products currently on the market or in development may reduce the commercial potential of our products; CytoDyn, our collaborators or others may identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, or other adverse events.

We are also subject to additional risks and uncertainties, including risks associated with the actions of our corporate, academic and other collaborators and government regulatory agencies; risks from market forces and trends; potential product liability; intellectual property, litigation, environmental and other risks; and risks that current and pending patent protection for our products may be invalid, unenforceable or challenged, or fail to provide adequate market exclusivity. There are also substantial risks arising out of our need to raise additional capital to develop our products and satisfy our financial obligations; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; the highly competitive nature of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission.